EXHIBIT 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2022

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, August 25, 2022 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2022 fourth quarter and full-year ended June 30, 2022.

Quarter Ended June 30, 2022

Net sales for the three months ended June 30, 2022 increased $3.2 million, or 34%, to $12.6 million from $9.4 million for the three months ended June 30, 2021, due primarily to increased medical device sales and repair revenue. Gross profit for the three months ended June 30, 2022 increased $0.3 million, or 10%, to $3.4 million from $3.1 million for the same period in 2021. Although gross profit increased, our gross margin fell from 33% for the three months ended June 30, 2021 to 27% for the three months ended June 30, 2022, due to continued price increases in many of our purchased components oftentimes out pacing our ability to pass along these increases to our customers.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2022 decreased 11% to $2.3 million from $2.5 million in the prior year’s corresponding quarter, due primarily to decreased expenditures of $474,000 in research and development costs as much of our engineering efforts shifted to billable customer contracts in the current fiscal year.

Net income for the quarter ended June 30, 2022 increased by $0.6 million to $1.4 million, or $0.38 per diluted share, compared to $0.8 million, or $0.20 per diluted share, in the corresponding quarter in 2021.

Year Ended June 30, 2022

Net sales for the fiscal year ended June 30, 2022 increased $4.0 million, or 11%, to $42.0 million from $38.0 million for the fiscal year ended June 30, 2021, due primarily to increases in medical device revenues and repair revenues. Specifically, we generated an increase in sales of $3.8 million in fiscal 2022 over fiscal 2021 due to the orthopedic device we sell to our largest customer, in part due to fulfilling orders for the launch of their next generation handpiece.

Gross profit for the fiscal year ended June 30, 2022 decreased $0.4 million, or 3%, to $13.1 million compared to $13.6 million for fiscal 2021, due to increased cost of sales.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2022 decreased 12% to $8.0 million from $9.1 million in the prior fiscal year. Of the total decrease in operating expenses, $1.4 million relates to a decrease in research and development costs from fiscal 2021 to fiscal 2022 resulting from a shift in engineering efforts from internally developed products to billable customer projects.

Net income for the fiscal year ended June 30, 2022 was $3.9 million, or $1.02 per diluted share, compared to $5.8 million, or $1.48 per diluted share, for fiscal 2021.

Although we have released our earnings prior to our Annual Report on Form 10-K with the Securities and Exchange Commission, we are able to do this because we are a non-accelerated filer and as a result have more time to do so at fiscal year-end. During our quarterly reporting periods, we anticipate that our earnings releases will continue to be released at the same time as our Form 10-Q’s are filed with the Securities and Exchange Commission. We anticipate filing our Form 10-K with the Securities and Exchange Commission on September 8, 2022.

Guidance

Pro-Dex typically does not provide sales, earnings, or other guidance, and while the COVID-19 pandemic did not materially adversely affect our financial results in our fiscal year ended June 30, 2022, we did experience disruptions in our supply chain in the form of delayed shipments, longer lead times, and higher prices, much of which our suppliers indicate have been caused by the pandemic. If any of these conditions persist or are exacerbated in the future, we could be negatively impacted. We have and continue to implement plans and processes to mitigate these challenges that many manufacturers similarly face. Our prospects remain positive with additional capacity forthcoming to allow for continued sales growth through our aggressive product development efforts.

CEO Comments

“We are very pleased with our continued year-over-year sales growth, especially given the challenging environment we faced related to sourcing components this fiscal year, as well as the progress we have made in our validation efforts at our new building.” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk. “With our new building and additional capacity coming online this year, combined with our focus on new business development and technology, we are excited about the continued growth we expect to see in the next fiscal year and beyond.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance (including, but not limited to, the potential future impact of the COVID-19 pandemic, the Company’s ability to mitigate supply chain issues, and prospects for future growth) as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business risks of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$849	$3,721
Investments	755	1,295
Accounts receivable, net of allowance for doubtful accounts of $0 and $2 at June 30, 2022 and 2021, respectively	15,384	10,933
Deferred costs	710	193
Inventory	12,678	8,437
Prepaid expenses and other current assets	790	434
Total current assets	31,166	25,013
Land and building, net	6,343	6,437
Equipment and improvements, net	4,833	3,845
Right of use asset, net	2,248	2,605
Intangibles, net	118	186
Deferred income taxes, net	797	463
Investments	1,779	1,704
Other assets	42	67
Total assets	$47,326	$40,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,761	$2,288
Accrued liabilities	2,751	2,198
Deferred revenue	1,013	150
Notes payable	3,285	1,236
Total current liabilities	10,810	5,872
Non-current liabilities:
Lease liability, net of current portion	2,054	2,432
Income taxes payable	544	397
Notes payable, net of current portion	10,250	11,535
Total non-current liabilities	12,848	14,364
Total liabilities	23,658	20,236

Commitments and Contingencies:

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 3,596,131 and 3,645,660 shares issued and outstanding at June 30, 2022 and 2021, respectively	7,682	7,953
Retained earnings	15,986	12,131
Total shareholders’ equity	23,668	20,084
Total liabilities and shareholders’ equity	$47,326	$40,320

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2022	2021	2022	2021

Net sales	$12,615	$9,435	$42,041	$38,029
Cost of sales	9,173	6,316	28,909	24,454
Gross profit	3,442	3,119	13,132	13,575

Operating expenses:
Selling expenses	12	175	91	590
General and administrative expenses	1,501	1,154	4,903	4,076
Loss on disposal of equipment	21	—	35	—
Research and development costs	726	1,200	2,980	4,384
Total operating expenses	2,260	2,529	8,009	9,050

Operating profit	1,182	590	5,123	4,525
Interest expense	(115)	(121)	(464)	(352)
Unrealized gain (loss) on marketable equity investments	370	(94)	(57)	1,371
Gain on sale of investments	28	533	28	1,327
Interest and dividend income	26	23	76	126

Income before income taxes	1,491	931	4,706	6,997
Income tax expense	86	173	851	1,176
Net income	$1,405	$758	$3,855	$5,821

Basic & Diluted income per share:
Basic net income per share	$0.39	$0.21	$1.06	$1.53
Diluted net income per share	$0.38	$0.20	$1.02	$1.48

Weighted average shares outstanding:
Basic	3,608,610	3,656,052	3,635,894	3,796,516
Diluted	3,731,419	3,796,056	3,763,345	3,936,194

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,855	$5,821
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	726	686
Unrealized (gain) loss on marketable equity investments	57	(1,371)
Gain on sale of investments	(28)	(1,327)
Impairment of long-lived assets	84	—
Non-cash lease expense	13	26
Gain on sale or disposal of equipment	35	—
Amortization of loan fees	9	49
Share-based compensation	1,275	901
Deferred income taxes	(334)	(181)
Bad debt expense (recovery)	(2)	5
Changes in operating assets and liabilities:
Accounts receivable	(4,449)	(5,783)
Deferred costs	(517)	(38)
Inventory	(4,241)	(199)
Prepaid expenses and other assets	(331)	(314)
Accounts payable and accrued expenses	1,991	105
Deferred revenue	863	(50)
Income taxes payable	147	(408)
Net cash used in operating activities	(847)	(2,078)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and improvements	(1,638)	(1,769)
Purchase of land and building	—	(6,499)
Proceeds from sale of investments	770	4,596
Increase in intangibles	(33)	(38)
Purchase of investments	(334)	—
Net cash used in investing activities	(1,235)	(3,710)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable	(1,244)	(351)
Borrowing from Minnesota Bank & Trust, net of loan origination fees	2,000	9,139
Repurchases of common stock	(1,606)	(5,537)
Payments of employee taxes on net issuance of common stock	—	(259)
Proceeds from exercise of stock options and ESPP contributions	60	96
Net cash provided by (used in) financing activities	(790)	3,088

Net decrease in cash and cash equivalents	(2,872)	(2,700)
Cash and cash equivalents, beginning of year	3,721	6,421
Cash and cash equivalents, end of year	$849	$3,721